EXHIBIT B

Schedule 1

Transactions in ADSs Since 31 March 2025

Date	Nature of the Transaction	Reporting Person	Amount of Securities Purchased/Sold	Price
04/23/25	Purchase	Richard Griffiths	50,000	$ 3.18
04/22/25	Purchase	Richard Griffiths	50,000	$ 3.10
04/21/25	Purchase	Richard Griffiths	100,000	$ 3.12
04/17/25	Purchase	Richard Griffiths	50,000	$ 3.14
04/15/25	Purchase	Richard Griffiths	27,918	$ 2.78
04/14/25	Purchase	Richard Griffiths	50,000	$ 2.65
04/14/25	Purchase	Richard Griffiths	40,409	$ 2.71
04/11/25	Purchase	Richard Griffiths	56,480	$ 2.33
04/10/25	Purchase	Richard Griffiths	25,193	$ 2.14
04/01/25	Purchase	Richard Griffiths	100,000	$ 2.83